Exhibit 5.1

TULCHINSKY STERN MARCIANO COHEN & CO.

LAW OFFICES

www.tslaw.co.il

Museum Tower — 4 Berkowitz St. — Tel-Aviv 64238 — Tel: 972-3-6075000 — Fax: 972-3-6075050

Hafzadi St. (Ofer Bldg) — Jerusalem 95484 — Tel: 972-2-6511919 — Fax: 972-2-6513133

Menachem Tulchinsky, Adv.	Shlomi Azar, Adv. *†
Doron Stern, Adv.	Assaf Benmelech, Adv
David Cohen, Adv.	Adi Richter, Adv *
Isaac Marciano, Adv. (C.P.A.)	Lana Tavor, Adv
Yossi Ratnovsky, Adv. (C.P.A.)	Galia Suesskind - Spiegel, Adv
Chagit Pedael, Adv.	Alon Karniel, Adv
Yaacov Michlin, Adv.	Ofer Dolinsky, Adv.
Alon Tabak, Adv. *	Shimrit Lifshitz, Adv.
Baruch Perl, Adv.	Mirit Ber - Hoffman, Adv. (C.P.A.)
Ariel Fuss, Adv.	Avital Mandel, Adv
Glenn Shalom - Winter, Adv.*	Hemi Shmueli, Adv.
Uriel Barak, Adv.*	Elad Shtief, Adv.
Asaf Ben - Zeev, Adv.	Uri Nesher, Adv.
Michal Markovitz - Blachar, Adv.	Shaul Keinan, Adv.
Hadas Poraz, Adv.

*Member of the N.Y. Bar Association
†Qualified Solicitor in England &Wales

July 3, 2008

Negevtech Ltd.
12 Hamada St.
Rehovot, Israel.

Gentlemen,

         We refer to the Registration Statement on Form F-4 (the “Registration Statement”) to be filed by Negevtech Ltd. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to up to 126,993,264 Ordinary Shares of the Company, nominal value 1.00 NIS each (the “Shares”), which may be issued: (i) in exchange for shares of Common Stock of Israel Growth Partners Acquisition Corp. (“IGPAC”), including shares of Common Stock of IGPAC issuable upon exercise of the purchase option granted by IGPAC to HCFP/Brenner Securities LLC to purchase shares of Common Stock of IGPAC, shares of Class B Common Stock of IGPAC and warrants to purchase shares of Common Stock of IGPAC (the “Brenner Purchase Option”); (ii) in exchange for shares of Class B Common Stock of IGPAC, including shares of Class B Common Stock of IGPAC issuable upon exercise of the Brenner Purchase Option; and (iii) upon exercise of: (A) outstanding warrants to purchase shares of Common Stock of IGPAC, and (B) warrants to purchase shares of Common Stock of IGPAC issuable upon exercise of the Brenner Purchase Option (collectively, the “Warrants”); all in accordance with an Agreement and Plan of Merger dated March 6, 2008 by and between the Company, IGPAC and Negevtech Acquisition Subsidiary Corp. (the “Merger Agreement”).

         As counsel for the Company we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion and, upon the basis of such examinations, advise you that in our opinion, under the laws of the State of Israel, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares, and that the Shares being registered pursuant to the Registration Statement, when issued and paid for (or deemed paid for) in accordance with the terms of the Merger Agreement or when issued and paid for upon the exercise of and payment for the Brenner Purchase Option and the Warrants in accordance with the terms of the Brenner Purchase Option, the Warrants and the Merger Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

         Our opinion is limited to the laws of the State of Israel.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters”. This consent is not to be construed as an admission that we are persons whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours, Tulchinsky Stern Marciano Cohen & Co., Law Offices